Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 27 DATED MARCH 9, 2026
TO THE PROSPECTUS DATED APRIL 17, 2025

This document supplements, and should be read in conjunction with, our prospectus dated April 17, 2025, as supplemented by Supplement No. 1 dated May 1, 2025, Supplement No. 2 dated May 16, 2025, Supplement No. 3 dated May 19, 2025, Supplement No. 4 dated June 4, 2025, Supplement No. 5 dated June 16, 2025, Supplement No. 6 dated July 1, 2025, Supplement No. 7 dated July 18, 2025, Supplement No. 8 dated August 1, 2025, Supplement No. 9 dated August 18, 2025, Supplement No. 10 dated August 22, 2025, Supplement No. 11 dated September 2, 2025, Supplement No. 12 dated September 5, 2025, Supplement No. 13 dated September 17, 2025, Supplement No. 14 dated October 1, 2025, Supplement No. 15 dated October 20, 2025, Supplement No. 16 dated November 3, 2025, Supplement No. 17 dated November 14, 2025, Supplement No. 18 dated November 18, 2025, Supplement No. 19 dated December 1, 2025, Supplement No. 20 dated December 17, 2025, Supplement No. 21 dated December 23, 2025, Supplement No. 22 dated January 2, 2026, Supplement No. 23 dated January 16, 2026, Supplement No. 24 dated February 2, 2026, Supplement No. 25 dated February 13, 2026 and Supplement No. 26 dated March 3, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•an update to the status of our principal accountant.

Status of our Principal Accountant

On March 6, 2026, our audit committee of the board of directors (the “Audit Committee”) engaged Forvis Mazars, LLP (“Forvis”) as our independent registered public accounting firm for the year ended December 31, 2026. We previously disclosed that our independent registered public accounting firm for the year ended December 31, 2025 declined to stand for re-election.

In deciding to select Forvis, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Forvis and concluded that Forvis has no commercial relationship with us that would impair its independence. During our fiscal years ended December 31, 2025 and 2024, and through the subsequent period prior to engaging Forvis, neither we nor anyone acting on our behalf consulted with Forvis regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S‑K.